UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2010

MINDSPEED TECHNOLOGIES, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-31650	01-0616769
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 MacArthur Boulevard, East Tower Newport Beach, California	92660-3095
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 579-3000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 18, 2010, Mindspeed Technologies, Inc. (the “Company”) entered into a Confidential Severance and General Release Agreement, effective August 13, 2010 (the “Effective Date”), with Ron Cates in connection with his resignation as Senior Vice President and General Manager, Wide Area Networking, of the Company (the “Agreement”). Mr. Cates resigned from the Company effective August 13, 2010. The Agreement provides that the Company will pay Mr. Cates, among other things, a salary continuation at a rate of $2,650 per week (one-half of his current salary level) for the period beginning August 14, 2010 and ending August 12, 2011 (the “Salary Continuation Period”). During the Salary Continuation Period, the Company will continue to pay for Mr. Cates’ health and certain other benefits existing as of the Effective Date. Following the conclusion of the Salary Continuation Period, Mr. Cates will be placed on unpaid leave for a period of eight (8) weeks (the “Unpaid LOA Period”). The Agreement provides that Mr. Cates will: (i) provide transitional assistance to the Company during the Salary Continuation Period; (ii) release the Company of all claims; (iii) not perform services for a division or unit of certain competing companies during the Salary Continuation Period and the Unpaid LOA Period; and (iv) not solicit the Company’s employees during the Salary Continuation Period, the Unpaid LOA Period and for a period ending twelve (12) months from the last day of the Unpaid LOA Period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINDSPEED TECHNOLOGIES, INC.

Date: August 19, 2010

By: /s/ Bret W. Johnsen
Bret W. Johnsen
Senior Vice President and Chief
Financial Officer